STRATEGIC ALLIANCE AGREEMENT

	AGREEMENT made this    day of September by and between Cross
Atlantic Commodities, Inc., a Nevada Corporation (?CACI?) with an office at 245 Park Avenue, New York, NY 10167 and Martell Global Commodities, LLC, a New York limited liability company (?MGC?) with an office at 405 Park Avenue, 15th Floor, New York, NY 10022. MGC and CACI are sometimes collectively referred to herein as ?the parties hereto.?

RECITALS

	1.	CACI is engaged in the business of the purchase and sale of
certain commodities, including, but not limited to, green coffee beans, for distribution in North America.

	2.	CACI has entered into an agreement dated August 9, 2005
with Victoria Coffees Company (U) Limited (?Victoria?) (the ?Victoria Agreement?) for the purchase and sale of WUGAR Green Coffee Beans, which is annexed hereto as Exhibit ?A? and is incorporated herein by reference.

	3.	MGC is in the business, among other things, of financing
commodity transactions.

	4.	The parties hereto desire to enter into a strategic
alliance, on an exclusive basis, to purchase coffee pursuant to the Victoria Agreement and other commodity transactions worldwide.

	NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

	1.	Victoria Agreement.	Pursuant to the Victoria Agreement,
CACI has agreed to purchase WUGAR green coffee beans with shipments commencing October 17, 2005 and with the Victoria Agreement terminating on December 31, 2015. Furthermore, pursuant to the Victoria Agreement all payments shall be made by documentary letter of credit, FOB (ship) Mombassa. Subject to the terms of this Agreement MGC agrees to furnish the letters of credit necessary to purchase the WUGAR green coffee beans pursuant the Victoria Agreement. MGC shall have the right to inspect and approve each shipment to assure that goods purchased conform to the contract and all purchase order terms and conditions prior to the opening any letter of credit. In the event that MGC elects not to open the letter of credit because it does not believe that the goods conform to the contract and all purchase order terms and conditions, then CACI may purchase such non-approved coffee independent of this Agreement. CACI agrees not to make any modification to the Victoria Agreement, or any requirements thereunder, without the express written approval of MGC. CACI may supplement or replace Victoria as a supplier with one or more other suppliers which can supply the same quality coffee on substantially the same or better terms and conditions.

	2.	Requests for Letter of Credit.	All requests by CACI to
MGC shall be in writing. Prior to CACI requesting MGC to obtain any letter of credit hereunder, CACI shall deliver to MGC, a copy of the relevant purchase order, which shall in all cases be for approved CSCE ?C? Contract coffee; a valid insurance policy covering risk of loss of the goods being purchased (which names MGC as an additional insured), all expenses and contemplated profit on the sale of the goods being purchased; confirmation that a valid hedge contract exists for the sale of the goods being purchased that covers all in cost of goods sold, including, but not limited to, shipping, taxes, insurance, inspections, customs duty and expenses, inland freight, warehousing, a thirty seven and one half percent (37 1/2%) per annum return on money in use for the letter of credit being issued to purchase the goods, from the date of issuance of the letter of credit until the date it is repaid; and any other requirements of MGC or its financial institution. All shipping documents, for each and every shipment, shall designate MGC as consignee. All insurance policies shall list MGC as an additional insured. MGC shall have the right to refuse to fund any transaction that it, in its sole discretion, believes does not conform to the Victoria Agreement or this Agreement.

	3.	Hedge Account.	The hedge account shall be in the name of
CACI, but under the exclusive dominion and control of MGC. The account shall be at Triland USA, Inc., 520 Madison Avenue, New York, NY 10022 or such other commodity broker designated by MGC and approved by CACI. CACI agrees to execute any, power of attorney or control or security agreement required by MGC to implement the terms of this Agreement, including, without limitation of any other rights of MGC, the right to withdraw funds for amounts that MGC, in its sole discretion, believes are expenses that are required to be paid or reimbursed pursuant to this Agreement or are owed to MGC. CACI shall, simultaneous herewith, deposit $50,000 with Triland USA, Inc. CACI shall not withdraw such capital from the hedge account during the pendency of this Agreement.
All hedge account funding requirements shall be determined by MGC with the approval of CACI. CACI shall fund the hedge account for the first two shipments under the Victoria Agreement (through the second shipment due to be shipped the week of November 14, 2005). After the second shipment, CACI may elect to (a) continue to fund the hedge account in a manner sufficient to support the Victoria Agreement, (b) attempt to reduce the quantities to be shipped under the Victoria Agreement to an amount where CACI has adequate capital to fund the hedge account, or
(c) request MGC, if in MGC?s sole discretion it elects to do so, to fund the hedge account for such shipments, being compensated at a rate of thirty seven and one-half (37 1/2%) per annum super priority return on money in use. Except in the case of a request by MGC pursuant to subsection 3. (c) above where MGC has agreed to fund the hedge, in which case MGC shall be responsible for all margin calls related to such hedge, CACI shall be responsible for all margin calls on the hedge. Except as otherwise set forth in this paragraph, all hedge account funding requirements shall be borne by CACI. All hedge fund expenses shall be repaid as described in Subsection 4. (d) below.

	4.	Risk of Loss and Distribution of Proceeds.	All
proceeds from the sale of commodities shall be deposited in the brokerage account. The risk of loss on any transaction shall be borne by CACI. Loss as described in this section shall mean the loss of MGC?s capital and expenses, if any, plus a fifteen percent (15%) per annum cost of funds factor. CACI funds on deposit in the hedge account may be used to fund any losses.

All funds from sale of commodities shall be disbursed as follows:
(a)	The first funds shall be used to repay the amount of the letter of credit;
(b)	The next funds shall be used to repay MGC the funds it has
deposited in the hedge, if any, and for its super-priority return (37 1/2% per annum) on funds used by MGC to fund the hedge, if any;
(c)	The next funds shall be used to pay any other pre-approved MGC expenses in connection with the transaction, including all bank fees,
(or reimburse MGC if it has advanced such expenses);
(d)	The next funds shall be used to pay any expenses of the
transaction (or repay CACI if it has advanced them), including, but not limited to, hedge expenses, freight, inspections, customs duties and expenses, insurance, inland freight and warehousing;
(e)	The next funds shall be used to pay MGC a priority return of thirty seven and one half percent (37 1/2%) per annum on the amount of the letter of credit issued to purchase the goods until it is repaid in full in accordance with 4. (a) above;
(f)	The next funds shall be used to pay to MGC any shortfall on
priority returns described in 4. (e) above from any prior purchase of goods;
(g)	The next funds shall be used to reimburse CACI for any losses on prior shipments;
(h)	The next funds shall be used to pay CACI a return of until thirty seven and one half percent (37 1/2%) per annum on the amount of the letter of credit issued to purchase the goods until it is repaid in full in accordance with 4. (a) above;
(i)	The next funds shall be used to pay CACI any shortfalls on
returns described in 4. (h) above; and
(j)	The balance of the funds shall be divided equally between MGC and
CACI.
..Notwithstanding the generality of the foregoing, CACI must leave adequate funds in the hedge account to secure all open hedges.

	5.	First Year Bonus Payment.	  If during the First Year,
as that term is defined in the Victoria Agreement, Victoria ships not less than the 324 containers of ?C? Contract coffee required under the Victoria Agreement to be made before December 31, 2006 and MGC has received all of its priority and super priority returns, described in this Agreement, on all of said shipments by March 31,, 2007, then, MGC shall pay CACI a one time First Year bonus payment of $100,000.

	6.	CACI Responsibilities.	In connection with this strategic
alliance and the purchase of coffee under the Victoria Agreement (and any other commodity transaction contemplated by this Agreement) CACI shall be responsible of the procurement of the goods, including the quality, quantity and timelines. In each case CACI shall be responsible for procuring all necessary documentation for the importation of goods into the country of final destination. In connection with the Victoria Agreement that includes purchasing only
CSCE ?C? Contract coffee and providing all necessary documentation for importation into the United States. In connection with the Victoria Agreement, CACI shall be responsible for funding the hedge account as describe in paragraph 3 hereof. CACI shall be responsible for payment of all logistics, including, but not limited to, shippers, insurance, truckers, customs brokers, warehousemen and the like in connection with each shipment.

	7.	MGC Responsibilities.	In connection with this strategic
alliance and the purchase of goods pursuant to the Victoria Agreement (and any other commodity transaction contemplated by this Agreement), MGC shall be responsible for opening up the letters of credit, setting up the hedge account, and approving and overseeing all operations, including, inspection of the goods, logistics of the transaction, including, but not limited to, freight, inland trucking, warehousing, customs brokers and the sale of goods either privately or through the hedge. In connection with any sale CACI shall have the right to provide an alternative purchaser to the one procured by MGC, provided that such alternative purchaser shall purchase the entire amount of the shipment, on an immediate all cash basis, at a purchase price greater than the purchase price offered by the purchaser procured by MGC.

	8.	Right of First Refusal.		In addition to funding the
Victoria Agreement, CACI hereby grants to MGC an exclusive right of first refusal to fund any future commodity programs that it enters into (directly or through any subsidiary or affiliate) on a worldwide basis. CACI shall give MGC written notice of any such future commodity program with sufficient specificity for MGC to make a reasoned evaluation of whether to fund such program. MGC shall have sixty (60) days to elect, in writing, to fund any new venture on terms acceptable to both MGC and CACI. If MGC so elects, MGC and CACI shall negotiate in good faith the terms of such financing, which may or may not be on terms similar to the terms of the Victoria Agreement. If MGC elects not to fund the venture and CACI does not enter into a funding agreement for such commodity program within ninety (90) days of MGC?s refusal, then CACI shall be require to treat such venture as if it is a new venture and give MGC another written notice and MGC shall have a new sixty (60) day right of first refusal to fund such venture.

	9.	Transactional Expenses.	In consideration of MGC entering
into this Agreement, CACI shall simultaneous with execution of this Agreement advance $30,000 to cover MGC legal and due diligence expenses, $10,000 of which has heretofore been advanced, leaving a balance due of $20,000.

	10.	MGC Expenses.	Any direct transactional expenses for
travel and related expenses for MGC in connection with any transaction, and pre-approved by CACI, shall be paid by CACI and reimbursed from the gross profits of the first shipment under the Victoria Agreement.

	11.	Indemnification.	CACI hereby indemnifies and holds MGC,
its officers, directors, managers, members, employees, agents and attorneys, harmless, including reasonable attorneys fees and expenses, from and against any claims by third parties, including, but not limited to, product liability claims, arising from any transaction funded by MGC or otherwise. In the event of any such claim MGC may retain its own counsel at CACI?s expense.

	12.	Term.	This agreement shall terminate on December 31, 2015
except for any open commodity transactions on that date which shall continue until completed.

	13.	Expenses and Legal Fees.	Except as otherwise provided
for in paragraph 9 hereof, each party shall pay its own expenses in connection with the drafting, review and execution of this Agreement.
If any action is threatened or commenced to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney?s fees and expenses from the other party.

	14.	Construction.	This agreement shall be interpreted
according to its fair meaning and not for or against any party hereto or the drafter of the Agreement. This Agreement has been negotiated between separate counsel representing each party to this Agreement or each party has had the opportunity to obtain such counsel and has failed or refused to retain same.

	15.	Counterparts.	This Agreement may be executed in several
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures which shall be deemed original signatures for all purposes.

	16.	Successors and Assigns.	This Agreement shall bind the
successors, assigns, heirs, administrators and executors of each party hereto.

	17.	Jurisdiction and Venue.	This Agreement and any controversy
or dispute hereunder shall be governed by the internal laws of the state of New York but without regard to provisions thereof that relate to conflict of laws. The parties agree that the sole forum and venue for any legal or equitable proceeding shall be the state or federal courts in the City, County and State of New York. Each party hereto waives the defense of forum non conveniens. In the event that MGC elects to commence an action in the New York State courts, CACI hereby waives its right to remove such action to the federal courts.

	18.	Waiver of Jury Trial.	Each of the parties hereto, in
connection with any action arising under this Agreement, waives the right to a jury trial.

		19.	Complete Agreement.	This Agreement represents the
entire integrated agreement between the parties relating to the subject matter of this Agreement. The parties agree that there are no other agreements or understandings, written or oral, express or implied, tacit or otherwise in respect to the subject matter of this Agreement.
This Agreement may be amended only in writing. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

	20.	Notices.	All notices, requests and other communications
to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth at the head of this Agreement or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section
20. Each such notice, request or other communication shall be deemed given on the second business day after mailing; or one day after depositing with a recognized overnight carrier such as Federal Express; provided that actual notice, however and from whomever given or received, shall always be effective on receipt.

	21.	Confidentiality.	Each of the parties hereto agrees to
maintain confidential the terms of, and existence of, this Agreement, provided, however, each of the parties may disclose such information to the necessary employees within such parties? organization, their respective legal and financial advisors and lenders (collectively ?Advisors?) in connection with the transactions contemplated herein and provided, further, that such Advisors are, prior to receipt of such information, informed of the confidential nature of such information and agree to be bound by the non-disclosure provisions hereof. In any Securities and Exchange Commission (?SEC?) filing CACI shall request confidential treatment of this Agreement and shall describe this Agreement in any such filing with the minimum disclosure necessary to comply with SEC Rules and Regulations. CACI shall submit the proposed language to be inserted in the SEC filing to MGC for its approval which shall not be unreasonably be withheld.

	22.	Termination.	MGC, shall have the right, at any time,
when in its sole discretion it believes that (a) either CACI or Victoria are not performing their obligations under the Victoria Agreement, or (b) this strategic alliance is not likely to generate the returns contemplated hereunder, to terminate this Agreement on written notice to CACI. CACI shall have the right to terminate this Agreement if MGC fails or refuses to fund any transaction, other than pursuant to
22. (a) above, by written notice to MGC. In connection with any termination, each of the parties hereto shall have the obligation to complete any transaction with open letters of credit or hedges commenced prior to such termination.

	23.	 Stock Options.	CACI has proposed the issuance of stock
options in CACI to MGC. The parties hereto agree to negotiate in good faith for the issuance of such options. MGC shall have no obligation to accept such options if offered or exercise such options if issued.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


					Cross Atlantic Commodities, Inc.


By:/s/Michael Enermaerke
   ----------------------
   Michael Enermaerke
   President

					Martell Global Commodities, LLC



By:/s/Michael Milea
   ---------------------
   Michael Milea
   Managing Member






7